WINTRUST FINANCIAL CORPORATION

PERFORMANCE AWARD AGREEMENT – CASH SETTLED
This Performance Award Agreement (the “Agreement”) is dated as of Date (the “Grant Date”), by and between Wintrust Financial Corporation, an Illinois corporation (the “Company”), and Name (the “Participant”) and is governed by the terms of the Wintrust Financial Corporation Long-Term Incentive Program (the “Program”), which was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company under the Wintrust Financial Corporation 2015 Stock Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings specified in the Program or Plan.
1.    Award.
(a)     General Terms of Award. Subject to the terms of this Agreement, the Program and the Plan, the Participant is hereby granted a target performance award equal to CAN $XXX (the “Performance Award”); provided, however, that the actual amount of the Performance Award payable to the Participant shall be determined based upon the satisfaction of the Performance Criteria in accordance with the terms of this Agreement, including Exhibit A hereto. It is understood that this Agreement is subject to the terms of the Program and Plan, to which reference is hereby made for a more detailed description of the terms to which the Performance Award is subject and by which reference the Program and Plan are incorporated herein. The Program and the Plan shall control in the event there is any conflict between the Plan or Program and this Agreement and on such matters as are not contained in this Agreement.
(b)    Acceptance of Agreement. The Performance Award shall be null and void unless the Participant shall accept this Agreement by executing it in the space provided below and returning such execution copy to the Company within ninety (90) days following the Participant’s receipt of this Agreement.
2.    Satisfaction of Performance Criteria. The value of the Performance Award at the end of the Performance Period (as defined in Exhibit A) shall be determined as described in Exhibit A to this Agreement, which Exhibit A is incorporated into and forms a part of this Agreement.
3.    Vesting and Termination of Employment.
(a)    Performance-Based Vesting Conditions. Except as otherwise provided in this Section 3, the Participant shall be eligible to receive the value of the Performance Award determined pursuant to Exhibit A only if the Participant has remained continuously employed by the Company or one of its Affiliates through the date on which the Performance Award is settled pursuant to Section 6 of this Agreement.
(b)    Termination by Reason of Death, Permanent Disability or Retirement. In the event the employment of the Participant is terminated by reason of the Participant’s death,

Permanent Disability or Retirement prior to the date on which the Performance Award is paid pursuant to Section 6 of this Agreement, then the Participant shall be entitled to a prorated Performance Award, with such prorated award equal to the value of the Performance Award determined based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of full months such Participant was employed during the Performance Period and the denominator of which shall equal the number of full months in the Performance Period.
For purposes of this Agreement:

(i)
Permanent Disability shall mean any mental or physical illness, disability or incapacity that renders the Participant unable to perform his/her duties where a) such Permanent Disability has been determined to exist by a physician selected by the Company or b) the Company has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. The Participant shall cooperate in all respects with the Company if a question arises as to whether he/she has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by the Company and authorizing such physician or other health care specialist to discuss the Participant’s condition with the Company).

(ii)
Retirement shall mean the termination of a Participant’s employment for any reason other than death, disability or termination for Cause if it occurs on or after age 65 or on or after age 55 and, as of the date of termination, the sum of the Participant’s attained age as of his/her most recent birthday and the full and completed years of service with the Company (including continuous years of service, if any, with a Subsidiary as of the date such Subsidiary was acquired by the Company) equals or exceeds 75.

(c)    Termination for any Other Reason. In the event the employment of the Participant is terminated for any reason other than the Participant’s death, Permanent Disability or Retirement prior to the date on which the Performance Award is settled pursuant to Section 6, then the Participant’s Performance Award shall be immediately forfeited by the Participant upon such termination of employment.
(d)    Change of Control. Upon (i) a Change of Control or (ii) the termination of the Participant’s employment by the Company without Cause or by the Participant due to a Constructive Termination within 18 months following the occurrence of a Change of Control, the Performance Award shall be governed by the terms of Sections 12(a) and 12(b) of the Plan, as applicable; provided, however, that in the event the Performance Award shall vest pursuant to

Section 12 of the Plan, such Performance Award shall be settled within thirty (30) days following the effective date of the Change of Control in the case of vesting pursuant to Section 12(a) of the Plan or the Participant’s termination of employment in the case of vesting pursuant to Section 12(b) of the Plan; provided further, that if the Change of Control is not a “change in control event,” within the meaning of Section 409A of the Code, then such Performance Award shall be settled at the same time as set forth in Section 6.
(e)    Leave of Absence. The Participant shall not be deemed to have terminated employment during any paid leave of absence, provided that the Participant continues to remain an employee of the Company or one of its Affiliates. During any Company-approved unpaid leave of absence, the Performance Award shall be prorated, with such prorated award equal to the value of the Performance Award at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of full months such Participant was an active employee and on the Company’s payroll during the Performance Period and the denominator of which shall equal the number of full months in the Performance Period, provided that the Participant continues to remain an employee of the Company or one of its Affiliates.
4.    Non-Solicitation. The Participant understands and acknowledges that the Company and its Affiliates (collectively, “Wintrust”), has expended and continues to expend significant time and resources in recruiting, training and retaining Participant and its employees and in the development of valuable business relationships with its consultants and agents, the loss of which would cause significant and irreparable harm to Wintrust. During Participant’s employment with Wintrust and for twelve (12) months thereafter, Participant agrees and covenants not to directly or indirectly hire, solicit, induce or attempt to hire, solicit or induce any employee, consultant, or agent of Wintrust (i) to terminate such person’s employment or association with Wintrust or (ii) to become employed by or serve in any capacity by a bank or other financial institution which operates or is planned to operate at any facility which is located within a ten mile radius of any principal office or branch office of Wintrust. This restriction shall not prohibit Participant from hiring a Wintrust employee, consultant or agent in response to a general solicitation to the public. The restrictive covenants in this Agreement are in addition to and do not supersede the restrictive covenants in any other agreement Participant may have with Wintrust.
5.    Remedies. Participant acknowledges that compliance with the terms of this Agreement is necessary to protect Wintrust’s employment and business relationships and Wintrust’s goodwill and that any breach by Participant of this Agreement shall cause continuing and irreparable injury to Wintrust for which money damages would not be an adequate remedy. Participant acknowledges that the Company and its Affiliates are all intended beneficiaries of this Agreement. Participant acknowledges that Wintrust shall be, in addition to any other rights or remedies it may have, entitled to injunctive relieve for any breach by Participant of any part of this Agreement. This Agreement shall not in any way limit the remedies available in law or equity to Wintrust.
6.    Payment. The Performance Award shall be paid to the Participant in a lump sum cash payment no later than the March 15th occurring immediately after the last day of the

Performance Period; provided that and except as otherwise provided for in this Agreement, the Participant has remained continuously employed by the Company or one of its Affiliates through the date on which the Performance Award is settled pursuant to this Section 6. Notwithstanding any other provision of the Agreement to the contrary, no payment shall occur unless and until the Committee has certified that the applicable Performance Criteria have been satisfied, which certification shall occur within 60 days following the last day of the Performance Period.
7.    Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.
8.    Clawback Provision. Participant acknowledges that Participant has read the Company’s Clawback Policy. In consideration of the grant of the Performance Award, the Participant agrees to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Participant agrees that the Company shall have the right to require the Participant to repay the value of the Performance Award received by the Participant pursuant to this Agreement, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or as a result of: (i) a financial restatement if the value of the Performance Award received was predicated upon achieving certain Performance Criteria that were subsequently the subject of such financial restatement; (ii) the Committee determined that the Participant engaged in intentional misconduct that caused the need for such restatement; and (iii) a lower Performance Award would have been paid based on the restated results. This Section 8 shall survive the termination of the Participant’s employment for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding upon the Participant and all persons claiming through the Participant.
9.    Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Program and Plan. Any dispute or disagreement which shall arise under, as a result of, or in any way shall relate to the interpretation or construction or this Agreement shall be determined by the Committee, and any such determination shall be final, binding and conclusive for all purposes.
10.    Transferability. The Performance Award shall not be subject to execution, collateral assignment, attachment or similar process, unless otherwise permitted by the Committee under the terms of the Program or Plan. Any such attempted action or other disposition of the Performance Award contrary to the provisions of the Program or Plan shall be null and void, and in such event the Company shall have the right to terminate the Performance Award. Such termination shall not prejudice any rights or remedies which the Company or an Affiliate may have under this Agreement or otherwise.

11.    Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by registered mail to Wintrust Financial Corporation, 9700 West Higgins Road, Rosemont, Illinois 60018, Attn: General Counsel, or at such other address designated by the Company. All notices to the Participant or other person or persons succeeding to the Participant’s rights under this Agreement shall be delivered to the Participant or such other person or persons at the Participant’s address as it then appears on the Company’s records.
12.    Governing Law. This agreement shall be governed by laws of the State of Illinois and shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Participant and the Participant’s heirs, executors, administrators and successors.
13.    Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any of its directors, officers, employees or advisors be responsible for any such additional tax, interest or related tax penalties that may be imposed under Section 409A of the Code. Notwithstanding any other provision in the Agreement, Program or Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Participant’s “separation from service,” as defined in Section 409A of the Code, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Program would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death.

Wintrust Financial Corporation by:

Edward J. Wehmer, President and Chief Executive Officer	Date

Participant:

Name	Date

Attest

David A. Dykstra	Date

Exhibit A
Subject to the terms and conditions of the Agreement, the Performance Award shall be determined as described in this Exhibit A based upon the level of performance achieved over the period commencing on January 1, 2016 and ending on December 31, 2018 (“Performance Period”) as determined in accordance with the following schedule; provided, however, that as an initial, unconditional performance goal, the settlement of a performance-based award shall be subject to the Company’s attainment of a Return on Average Assets equal to 40 basis points over the applicable Performance Period. In the event the Company fails to achieve the ROAA performance goal over the applicable Performance Period, no performance-based awards shall be paid under the LTIP with respect to such Performance Period.
If the initial performance goal described above is achieved, the Compensation Committee will determine the final amount earned, based on cumulative Adjusted Earnings Per Share goals established by the Compensation Committee. The Compensation Committee may adjust these goals or the Company’s performance results to reflect any extraordinary, unusual or unanticipated events. To the extent defined in the Company’s audited financial statements, each performance measure (or component thereof) shall be calculated in accordance with the methodology used for determining such measure for purposes of the Company’s audited financial results.

Performance Measures
Performance Level	Cumulative Adjusted EPS over 3 Year Performance Period	Total Payout as a % of Target Opportunity
Maximum	$13.45	150%
	$13.22	140%
	$12.98	130%
	$12.75	120%
	$12.52	110%
Target	$12.30	100%
	$11.75	90%
	$11.21	80%
	$10.70	70%
	$10.20	60%
Threshold	$10.00	50%
<Threshold	<$10.00	0%
Note: Amounts are based on diluted EPS as adjusted for exclusion of acquisition related charges as determined by the Compensation Committee.